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                                 [EXHIBIT 10.11]
                                    CONTRACT


THIS AGREEMENT, entered into this 2nd day of October, 1997, by and between Holmes Creek Irrigation Company, hereinafter called the "Water Company", First Party, and W. W. Clyde and Company Hereinafter called the Construction Contractor, Second Party,

        WITNESSETH: That for and in consideration of payments hereinafter mentioned to be made by the Water Company, the Construction Contractor agrees to furnish all labor and equipment: to furnish and deliver all materials not specifically mentioned as being furnished by the Water Company, and to perform all work in construction of a water conservation project in Davis County, Utah, described or known as Holmes Dam Reconstruction for the approximate sum of One million. One hundred fourteen thousand, Seven hundred Sixty-eight Dollars ($1,114,768.00).

        The Construction Contractor further covenants and agrees that all of said work and labor shall be performed in the most workmanlike manner and in strict conformity with the plans and specifications. The said plans and technical specifications, notice and information to bidders, invitation to bid, bid proposal, bid schedule, general conditions, special conditions, and contract bond are hereby made a part of this agreement as fully and to the same effect as if the same had been set forth at length.

        The Construction Contractor shall commence work on or before the 6th day of October. 1997; shall pursue the work with diligence, and shall complete it on or before the 30 day of June, 1998. Reservoir filling shall commence by April 30, 1998.

        Time shall be considered the essence of this contract and if the Contractor, without fault of the Water Company, shall have failed to complete the said performance as required under this Contract by the time above set forth, the Construction Contractor shall forfeit as liquidated damages to the Water Company the sum of Five Hundred Dollars ($ 500.00) per day for each and every calendar day that said performance shall remain incomplete.

        The Water Company shall pay to the Construction Contractor for the performance of work in accordance with the unit prices and lump sums bid on the bid schedule, a copy of which is hereby attached and made a part hereto. Payments shall be made in accordance with Section 14, PAYMENTS TO CONTRACTOR AND COMPLETION, of the General Conditions of the contract. Final payment, including the retainage withheld on partial payments shall be made within 30 days after final approval of work and after Conditions of the specifications have been satisfied, or as follows:

IN WITNESS WHEREOF, the Parties have subscribed their names through their proper officers thereunto duly authorized as of the day and year first above written.

                         Holmes Creek Irrigation Company
                         W. W. Clyde and Company